NATIONAL CITY
                                 BANCORPORATION


                                      1997


                                 FIRST QUARTER

                                     REPORT

                                  THREE MONTHS

                                     ENDED

                                 MARCH 31, 1997



NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER




National City Bank of Minneapolis
Stock Transfer Department
P.O. Box E1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:


Name____________________________________________________
(Print name exactly as it appears on stock certificate)


STREET _________________________________________________


CITY ___________________________________________________


STATE_________________________ZIP CODE__________________


DATE ___________________________________________________


                         OLD ADDRESS


STREET _________________________________________________


CITY ___________________________________________________


STATE_________________________ZIP CODE  ________________


SIGNATURE ______________________________________________




FINANCIAL HIGHLIGHTS
(in thousands except per share)


                                  FIRST QUARTER ENDED
                                       MARCH 31,
                               ------------------------   PERCENT
                                  1997          1996       CHANGE
                               ---------     ----------   -------
EARNINGS:
 Net interest income            $ 10,379     $  9,700        7%
 Net earnings                      3,293        2,839       16%
EARNINGS PER COMMON SHARE:
 Net earnings                   $   0.45     $   0.38



                               MARCH 31,    DECEMBER 31,
                                 1997           1996
                               ---------    ------------
BALANCE SHEET ITEMS
 Total assets                   $882,902     $900,129       (2)%
 Loans                           628,419      596,504        5%
 Deposits                        454,863      519,631      (12)%
 Stockholders' equity            120,477      118,013        2%
 Book value per share              16.34        16.00
  (adjusted for stock dividends)




DIRECTORS OF NATIONAL CITY
BANCORPORATION

David L. Andreas
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation

Wendell R. Anderson*
OF COUNSEL
Larkin, Hoffman, Daly and
Lindgren Ltd.

L.W. Andreas
RETIRED CHAIRMAN OF
THE BOARD AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation

Terry L. Andreas
CHAIRMAN OF THE BOARD
School for Field Studies
Beverly, Massachusetts

Marvin Borman*
PARTNER
Maslon, Edelman, Borman
and Brand

Kenneth H. Dahlberg
CHAIRMAN OF THE BOARD
Dahlberg, Inc.

John H. Daniels, Jr.*
PARTNER
Willeke and Daniels

Thomas E. Holloran*
PROFESSOR, GRADUATE PROGRAMS
IN MANAGEMENT
University of St. Thomas

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

David C. Malmberg
NON-EXECUTIVE CHAIRMAN
OF THE BOARD
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company

*Members of the Audit Committee

OFFICERS OF NATIONAL CITY
BANCORPORATION

David L. Andreas
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

Thomas J. Freed
SECRETARY AND CONTROLLER

PRINCIPAL OFFICERS OF
SUBSIDIARIES

DIVERSIFIED BUSINESS
CREDIT INC.

David L. Andreas
CHAIRMAN OF THE BOARD

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

NATIONAL CITY BANK
OF MINNEAPOLIS

David C. Malmberg
NON-EXECUTIVE CHAIRMAN
OF THE BOARD

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

William J. Klein
EXECUTIVE VICE PRESIDENT
CLIENT SERVICES

Craig E. Cina
SENIOR VICE PRESIDENT
MARKETING

Thomas J. Freed
SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

Donald W. Kjonaas
SENIOR VICE PRESIDENT
OPERATIONS

Claudith Washington
SENIOR VICE PRESIDENT
HUMAN RESOURCES



NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)                                                              March 31,     December 31,
                                                                              1997            1996
------------------------------------------------------------------------------------------------------
ASSETS
     Cash and due from banks                                               $  44,666       $  47,934
     Federal funds sold and resale agreements                                 10,335          60,120
     Available-for-sale securities:
         U.S. Treasury                                                        23,810          23,903
         U.S. Government agencies                                              9,838           9,661
         Mortgage-backed                                                      90,555          94,671
         Other securities                                                      4,955           4,955
                                                                           ---------       ---------
              Total available-for-sale securities                            129,158         133,190
     Held-to-maturity securities:
         Mortgage-backed                                                      39,507          31,254
         Other securities                                                        228             251
                                                                           ---------       ---------
              Total held-to-maturity securities                               39,735          31,505
               (approximate market value: 1997-$39,428; 1996-$31,812)
     Loans                                                                   628,419         596,504
         Less allowance for loan losses                                       (8,831)         (8,511)
                                                                           ---------       ---------
        Net loans                                                            619,588         587,993
     Bank premises and equipment                                              11,801          11,798
     Accrued interest receivable                                               6,468           6,306
     Customer acceptance liability                                               873             787
     Other assets                                                             20,278          20,496
                                                                           ---------       ---------
              Total assets                                                 $ 882,902       $ 900,129
                                                                           =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
         Noninterest bearing                                               $ 136,591       $ 162,895
         Interest bearing                                                    318,272         356,736
                                                                           ---------       ---------
              Total deposits                                                 454,863         519,631
     Federal funds purchased and repurchase agreements                       130,496          96,640
     Commercial paper                                                         89,387          98,107
     Other short-term borrowed funds                                          20,118          11,366
     Acceptances outstanding                                                     873             787
     Other liabilities                                                         8,768           7,665
     Long-term debt                                                           57,920          47,920
                                                                           ---------       ---------
              Total liabilities                                              762,425         782,116
     Stockholders' equity:
         Common stock, par value $1.25
              Authorized shares: 20,000,000
              Issued shares: 1997-- 7,374,520; 1996-- 7,374,520                9,218           9,218
         Additional paid-in capital                                           79,199          79,199
         Unrealized gains (losses) net of tax effect                          (1,233)           (405)
         Retained earnings                                                    33,294          30,001
                                                                           ---------       ---------
              Subtotal                                                       120,478         118,013
     Less common stock in treasury at cost:
    1997-- 49 shares; 1996-- 16 shares                                            (1)
                                                                           ---------       ---------
              Total stockholders' equity                                     120,477         118,013
                                                                           ---------       ---------
              Total liabilities and stockholders' equity                   $ 882,902       $ 900,129
                                                                           =========       =========




NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)                                   Three Months Ended
                                                                      March 31,
                                                                 1997            1996
----------------------------------------------------------------------------------------
INTEREST INCOME
     Interest and fees on loans                               $   15,333      $   14,106
     Interest on federal funds sold & resale agreements              258             212
     Interest and dividends on securities:
         Taxable                                                   2,816           2,555
         Exempt from federal income taxes                                              9
                                                              ----------      ----------
                                                                   2,816           2,564
                                                              ----------      ----------
              Total interest income                               18,407          16,882

INTEREST EXPENSE
     Interest on deposits                                          3,863           3,593
     Interest on short-term borrowed funds                         3,323           2,768
     Interest on long-term debt                                      842             821
                                                              ----------      ----------
              Total interest expense                               8,028           7,182
                                                              ----------      ----------
              Net interest income                                 10,379           9,700
     Provision for loan losses                                       790             435
                                                              ----------      ----------
     Net interest income after provision for loan losses           9,589           9,265

NONINTEREST INCOME
     Service charges on deposit accounts                             655             488
     Fees for other customer services                                372             473
     Trust department income                                       1,284           1,149
     Other                                                           669             252
                                                              ----------      ----------
              Total noninterest income                             2,980           2,362

NONINTEREST EXPENSES
     Salaries and employee benefits                                3,879           3,901
     Net occupancy expense of bank premises                          764             675
     Equipment rentals, depreciation & maintenance                   892             679
     Other                                                         1,591           1,658
                                                              ----------      ----------
              Total noninterest expense                            7,126           6,913
                                                              ----------      ----------
     Earnings before taxes                                         5,443           4,714
     Applicable income taxes                                       2,150           1,875
                                                              ----------      ----------
              Net earnings                                    $    3,293      $    2,839
                                                              ==========      ==========
Net earnings per common share                                 $     0.45      $     0.38
Average common and common equivalent shares outstanding        7,374,492       7,374,566




TO OUR STOCKHOLDERS:

Net earnings were $3,293,000 for the first quarter of 1997, up 15.99 percent, compared with $2,839,000 in the first quarter of 1996. Earnings per share increased to $0.45 compared with $0.38 in the first quarter of 1996.

First quarter net interest income was $10,379,000, which was higher by $679,000, or 7 percent, than in the first quarter of 1996. The improvement was primarily attributable to an increase in average loans, which were up $73.2 million, or
13.2 percent from the first quarter of 1996. The growth in loans occurred mainly in commercial lending at both subsidiaries, National City Bank of Minneapolis and Diversified Business Credit, Inc. The net interest margin was 5.22 percent for the first quarter compared with 5.44 percent for the same period last year. Noninterest income for the first quarter was $618,000 or 26.2 percent more than the first quarter of 1996. Noninterest expense for the first quarter was $213,000 or 3.1 percent more than the first quarter of 1996. The increases occurred mainly in equipment and occupancy costs, offset partially by decreased personnel costs.

Net loan charge-offs for the first quarter were $470,000. Additional loss provisions of $790,000 were added to the reserve during the quarter. As a result, the Company's reserve for loan losses at quarter-end was $8,831,000 or
1.41 percent of loans outstanding compared to $8,511,000 and 1.43 percent at December 31, 1996. Nonperforming assets were down to $2.3 million or .37 percent of total loans at March 31, 1997 compared with $3.2 million or .54 percent of total loans at December 31, 1996.

At the Annual Stockholders' meeting held on April 21, 1997, Terry L. Andreas, Marvin Borman, Kenneth H. Dahlberg, and Thomas E. Holloran were reelected to the Board of Directors. The Directors also declared a 10 percent stock dividend to stockholders of record May 5, 1997, payable June 5, 1997.



/s/ David L. Andreas
David L. Andreas
Chairman of the Board and
Chief Executive Officer